EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Second Quarter Earnings Report

Net income through six months in 2009 was $3,001,000 compared to $3,119,000 for the same period in 2008. For the quarter ended June 30, 2009, net income was $1,480,000 compared to $1,704,000 for the quarter ended June 30, 2008.

Net interest income for the first six months of 2009 was $8,468,000 which compares to $8,137,000 for the six month period ended June 30, 2008. This is an increase of $331,000, or 4.07%. For the quarter ended June 30, 2009, net interest income was $4,415,000 compared to $4,160,000 for the same period in 2008. This was an increase of $255,000, or 6.13%. The increase in net interest income for the six months ended June 30, 2009 is due to the net interest margin remaining relatively steady at 4.30%, on a fully tax equivalent basis, while at the same time increasing earning assets and interest bearing liabilities at the same pace. The increase in net interest income for the three months ended June 30, 2009 is the result of the net interest margin increasing to 4.51% as compared to 4.42% for the three month period ended June 30, 2008, on a fully tax equivalent basis. The yield curve has remained relatively steep since 2007 when the Federal Reserve began their process of injecting liquidity into the financial markets through the implementation of lower overnight and discount rates. This has been further exacerbated since 2008 when the Federal Reserve essentially set the Federal Funds rate near 0% where it has remained for an extended period.

Total assets on June 30, 2009 were $462,606,000, which compares to $443,651,000 as of June 30, 2008.  Total assets were down when compared to the December 31, 2008 figure of $472,376,000. Compared to the June 30, 2008 figure of $295,383,000, net loans were up 6.86% at $315,641,000 as of June 30, 2009. On December 31, 2008, net loans were $313,606,000.

Deposits totaled $360,376,000 as of June 30, 2009, compared to $338,876,000 on June 30, 2008, an increase of 6.34%. Total deposits were $371,268,000 as of December 31, 2008.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.